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DATAWATCH CORPORATION

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On March 9, 2016, Datawatch Corporation (“Datawatch”) President and Chief Executive Officer Michael A. Morrison sent a communication to Datawatch employees that included the following:

Datawatch Worldwide Employees:

You may be aware that Potrero Capital Research Partners, a San Francisco hedge fund that owns 5.6% of Datawatch common stock, in a disclosure filed with the Securities & Exchange Commission yesterday, recommended that shareholders withhold their votes from Datawatch’s incumbent directors at the upcoming 2016 annual meeting of stockholders.

The practical impact of this filing by Potrero is quite limited.  While directors may receive fewer votes than they would have otherwise as a result of this filing and Potrero’s subsequent activities, these directors are running unopposed, so they will be re-elected at the upcoming annual stockholder meeting, regardless of this hedge fund’s campaign.

Nevertheless, this filing has the potential to be highly distracting, not least because it comes in the final month of this critical second quarter of FY16.  I urge everybody to focus on the task at hand – to deliver superior results in Q2 as we strive to become the undisputed leader in self-service data preparation and visual analytics.

Datawatch has the right strategy, the right management team to execute on this strategy, and a strong independent Board which has recently been supplemented with industry veterans with broad and varied technology expertise.  We are all committed to delivering sustained shareholder value over the long term.  The best way for us to demonstrate that our strategy is sound - to Potrero, other investors and the outside world in general - is to deliver market leading revenue growth numbers this quarter and every quarter thereafter.  Our Board and our executive team are focused on driving the company to recover from a subpar fiscal Q1 and re-accelerate revenue growth beginning right now in Q2.  I know the entire Datawatch team is likewise focused.  We believe our enhanced Board has the experience and skills needed to help the company achieve its goals.

It is likely that there will be publicity about this process leading up to the annual stockholders meeting on April 19, 2016, and you may receive inquiries from customers, prospective customers or others about it.  Please direct any inquiries related to this filing to myself or Jim Eliason, our Chief Financial Officer, who will be happy to address any questions or concerns.

Thank you for your unwavering support and dedication to Datawatch.  We all know that our company is capable of great things, and together we will accomplish great things.  Let’s now focus 100% on the job at hand and not be distracted by this ‘noise’ as we strive to overachieve our fiscal Q2 plan goals.  I will keep you updated on any important developments related to this matter.

Regards,

Michael A. Morrison

ADDITIONAL INFORMATION AND WHERE TO FIND IT
Datawatch has filed a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) dated January 28, 2016 with respect to its upcoming annual stockholder meeting scheduled for April 19, 2016. Datawatch intends to amend such proxy statement to include Mr. Friedman as a nominee for election as a director at the annual meeting, and to mail such amended proxy statement to Datawatch stockholders on or about March 15, 2016. DATAWATCH STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Datawatch, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Datawatch stockholders in connection with the matters to be considered at Datawatch’s annual stockholder meeting. Information about Datawatch’s directors and executive officers other than Mr. Friedman is available in Datawatch’s initial proxy statement for the annual meeting previously filed with the SEC, dated January 28, 2016. To the extent holdings of Datawatch’s securities by such directors or executive officers have changed since the amounts reflected in such proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the amended proxy statement and other materials to be filed with the SEC in connection with the upcoming annual meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Datawatch with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at Datawatch’s website at www.datawatch.com or by contacting Datawatch Investor Relations at (978) 441-2200, ext. 8323.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the long sales cycle with enterprise customers and the size and timing of large customer orders; risks associated with acquisitions; the risk that our goodwill resulting from acquisitions may become impaired and require a write-down; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and product enhancements and possible delays in those introductions; competition in the software industry generally, and in the markets for next generation analytics in particular; Datawatch's dependence on its principal products, proprietary software technology and software licensed from third parties; Datawatch’s concentration of customers in the financial sector; risks associated with international sales and operations; risks associated with indirect distribution channels and co-marketing arrangements, many of which were only recently established; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack, security breach or other catastrophic event; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2015 and its Form 10-Q for the quarter ended December 31, 2015.

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On March 9, 2016, Datawatch circulated the following stockholder talking points to certain investor-facing Datawatch employees and to Datawatch Investor Relations:

•	We’re disappointed that Potrero has decided to undertake a public campaign. We believe our current Board, which we have recently enhanced, has the skill set needed to help the company achieve its goals. Our Board members are running unopposed, so they will be re-elected at the upcoming annual stockholder meeting regardless of Potrero’s campaign.
•	Both management and the Board have been in regular dialogue with Potrero
•	We care passionately about Datawatch’s long-term potential, and we’re working diligently to achieve our goal of bringing our best-in-class self-service data preparation solution as well as our market-leading visualization platform to customers around the world.
•	We have carved out what we believe is an exceptional market opportunity, after completing a significant transformation of our go-to-market approach and our product portfolio; it would be a travesty to walk away from this opportunity now
•	As you may have seen, our Board has already been striving to add talent and expertise within our specific domain; we added Randy Seidl, who brings valuable experience from Sun and HP in December, and just this week, Don Friedman, a former CMO and CEO at companies ranging from IBM, to CA Technologies to Datalytics Technologies, was appointed to our Board. We believe their insights and experience will help us achieve our strategic vision. We’re confident we have an active and engaged Board, and we appreciate their contributions.
•	We’ve always been accessible to all our shareholders and that won’t change. Please let us know any questions you have throughout this process.

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On March 9, 2016, Datawatch circulated the following customer and prospect talking points to certain customer- and prospect-facing Datawatch employees:

•	Thank you for being a Datawatch customer (for considering Datawatch products). You are very important to us, and we want to be sure you aren’t confused by some recent news about an activist hedge fund
•	Who is Potrero? A small San Francisco-based hedge fund that holds about 5% of our stock
•	Over the course of the past year, we have had a dialogue with them, like we do with all of our shareholders, and we’re disappointed that they’ve chosen to wage a campaign against our current Board rather than continue our open dialogue
•	Our whole team is working very hard to bring to customers what we believe is the best self-service solution for data preparation, as well as our industry-leading visualization platform
•	We don’t intend to allow Potrero’s recent action, or any others that they take, to distract us from successfully implementing our vision and strategy. We believe our current Board, which we have recently enhanced, has the skill set needed to help the company achieve its goals. Our Board members are running unopposed, so they will be re-elected at the upcoming annual stockholder meeting regardless of Potrero’s campaign.
•	As you know, Datawatch has undergone a transformation over the past 18 months, including attracting talented new members to our Board of Directors – and that’s not always easy. We are fully focused on the huge market opportunity ahead of us right now, and addressing real customer needs. Potrero’s actions are unfortunate but they will not deter us from striving to realize our vision and success, and we hope you won’t be distracted by them either
•	If you have any questions about this, please contact our Chief Financial Officer, Jim Eliason, and he’d be happy to speak with you further. Thank you for your continuing support – you are very important to us!